Exhibit 99.1

Wireless Telecom Group Announces Authorization of $4 Million Share Repurchase Program

Parsippany, New Jersey, USA – May 12, 2022 – Wireless Telecom Group, Inc. (NYSE American: WTT), today announced its Board of Directors has authorized up to $4 million for a share repurchase program for the Company’s outstanding stock. The authorization to repurchase expires on December 31, 2022.

Tim Whelan, CEO of Wireless Telecom Group, Inc. stated, “With a strong balance sheet and asset light business model, we can support organic growth initiatives and our R&D roadmap, while returning excess capital to our shareholders. The $4 million share repurchase program represents approximately 11% of our current market capitalization. This reflects the Board’s desire to create value for our shareholders, as well as its confidence in the direction we are headed and our ability to generate positive future cash flows and improve profitability.”

Under the repurchase program, Wireless Telecom Group, Inc. may purchase shares of its common stock through open market transactions, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing and amount of any repurchases under this program will be determined by the Company’s management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions, and legal requirements. The program does not obligate the Company to acquire any particular amount of stock, and the program may be discontinued or suspended at any time at the Company’s discretion. The Company anticipates funding for this program to come from available corporate funds, including cash on hand and future cash flow.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton, CommAgility, Holzworth, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, and semiconductor industries, Wireless Telecom Group products enable innovation across existing and emerging wireless technologies. With a product portfolio including peak power meters, signal generators, phase noise analyzers, signal processing modules, LTE PHY/stack software, noise sources, and programmable noise generators, Wireless Telecom Group supports the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group, Inc.’s website address is wirelesstelecomgroup.com.

Investor Contact

Andrew M. Berger

Managing Director

SM Berger& Company

(216) 464-6400

andrew@smberger.com

Marketing Contact

Maria Droge: +1 (973) 386-9696

Wireless Telecom Group Inc.

25 Eastmans Road

Parsippany, NJ 07054

Tel: (973) 386-9696

Fax: (973) 386-9191

www.wtcom.com